Pricing Supplement 29 dated July 29, 2003         Rule 424(b) (3)
(To Prospectus dated March 22, 2000  and        File No. 333-31502
Prospectus Supplement dated March 22, 2000)


                     PACCAR FINANCIAL CORP.
           Medium-Term Notes, Series J - Fixed Rate
                        CUSIP# 69371RWF9


     We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

                      _  Goldman, Sachs & Co.
                      _  Banc of America Securities LLC
                      _  Merrill Lynch & Co.
                      _  Morgan Stanley Dean Witter
                      x  Citigroup Global Markets Inc.
                    	 acting as x principal _ agents

at: x varying prices related to prevailing market prices at the time of resale. _ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount:        Original Issue   August 1, 2003
$50,000,000              Date:

Agent's Discount         Maturity         August 1, 2006
or Commission:  0.30%    Date:

Net Proceeds to          Interest    	  Semiannually on the 1st or
Company:  $49,850,000    Payment          next business day of
                         Date(s):         August and February
                                          via modified following
                                          business day convention,
                                          commencing Feb. 01, 2004

Calculation Agent:
Interest Calculation:
      _ Regular Floating Rate Note      x Fixed Rate Note
      _ Inverse Floating Rate Note         Fixed Rate Commencement Date:
						August 1, 2003
         			     	   Fixed Interest Rate: 2.50%
      _  Other Floating Rate Note (see attached)

Day Count Convention:
     x 30/360 for the period from August 1, 2003 to August 1, 2006.
     _ Actual/360 for the period from        to          .
     _ Actual/Actual for the period from          to           .

Redemption:
     x The Notes may not be redeemed prior to the Maturity Date.
     _ The Notes may be redeemed at the option of the Company prior to
       	Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:       %
       Annual Redemption Percentage Reduction:       % until Redemption
       Percentage is 100% of the Principal Amount.
     _ The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:
     x The Notes may not be repaid prior to the Maturity Date.
     _ The Notes may be repaid prior to the Maturity Date at the option of
	the holder of the Notes.
       Optional Repayment Date(s):

Currency:
     Specified Currency:    USD (If other than U.S. dollars, see attached)
     Minimum Denominations: ____(Applicable only if Specified Currency is other
					  than U.S. dollars)
     Exchange Rate Agent: _____(Applicable only if Specified Currency is other
					  than U.S. dollars)

If Discount Note, check
    Issue Price: ___%

Form:   x Book-Entry   _ Certificated

Other Provisions: